Exhibit F

EXECUTION VERSION

VOTING RIGHTS AGREEMENT

This VOTING RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of July 1, 2013, by and among Selling Source, LLC, a Delaware limited liability company (“Selling Source”), and Robert S.K. Regular (the “Stockholder”).

RECITALS

WHEREAS, each of Selling Source, the Stockholder and Ascend Acquisition Corp., a Delaware corporation (the “Company”), are party to that certain Merger Agreement and Plan of Reorganization (the “Merger Agreement”), dated as of June 12, 2013, by and among the Company, Ascend Merger Sub, LLC (“Merger Sub LLC”), Ascend Merger Sub, Inc. (“Merger Sub Inc.”), Kitara Media, LLC (“Kitara Media”), New York Publishing Group, Inc. (“NYPG”) and certain security-holders party thereto, pursuant to which Kitara Media merged with and into Merger Sub LLC and NYPG merged with and into Merger Sub Inc. (the “Mergers”);

WHEREAS, as a result of the Mergers, the Stockholder is the record and beneficial owner of 10,000,000 shares of common stock of the Company (together with such additional shares of common stock that become beneficially owned (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) by such Stockholder, whether upon the exercise of options, conversion of convertible securities or otherwise, after the date hereof, the “Shares”); and

WHEREAS, the Merger Agreement requires that the Stockholder enter into an agreement granting Selling Source certain voting rights covering the Shares received by the Stockholder in connection with the Mergers and the Merger Agreement.

NOW THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and undertakings contained in this Agreement and for other good and valuable consideration, the parties hereto agree as follows:

Section 1.	Representations and Warranties of Stockholder.

The Stockholder hereby represents and warrants to Selling Source as follows:

(a) Authority; Binding Obligation. The Stockholder has all necessary capacity, power and authority to enter into this Agreement and perform all of the Stockholder’s obligations hereunder. This Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a valid and legally binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms.

(b) Ownership of Shares. The Stockholder is the beneficial owner or record holder of 10,000,000 Shares. With respect to these Shares, the Stockholder has sole voting power and sole power to issue instructions with respect to or otherwise engage in the actions set forth in Section 2 hereof, sole power of disposition and sole power to demand appraisal rights, with no restrictions (other than those set out in this Agreement) on the voting rights, rights of disposition or otherwise, subject to applicable laws and the terms of this Agreement.

(c) No Conflicts. Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby will conflict with or constitute a violation of or a default under (with or without notice, lapse of time or both) any contract, agreement, voting agreement, shareholders’ agreement, trust agreement, voting trust, proxy, power of attorney, pooling arrangement, note, mortgage, indenture, instrument, arrangement or other obligation or restriction of any kind to which the Stockholder is a party or which the Stockholder or the Shares are subject to or bound.

(d) No Other Agreements. The Stockholder is not a party to any other contract, agreement, trust, proxy or arrangement which limits, restricts or directs the voting of the Shares, other than this Agreement.

Section 2.	Voting Restrictions.

(a) In the event Selling Source elects to nominate individuals to serve as members of the Company’s Board of Directors (such individuals, the “Selling Source Nominees”), the Stockholder shall vote for the Selling Source Nominees to serve as directors. In the case of a vacancy in the office of a director elected pursuant to this Section 2(a), Selling Source shall have the right, but not the obligation, to nominate a successor to such Selling Source Nominee and the Stockholder shall vote all Shares to elect such new Selling Source Nominee pursuant to this Section 2(a). Any director who shall have been elected pursuant to this Section 2(a) may be removed during the aforesaid term of office, whether with or without cause, only upon the written direction by Selling Source to the Stockholder to remove such director, following which the Stockholder agrees to vote all Shares in favor of such removal. Notwithstanding anything to the contrary herein, the Stockholder shall not be required by this Agreement to vote the Shares in any manner that would or may result in removing Robert S.K. Regular from the Company’s Board of Directors.

(b) None of the parties hereto and no officer, director, stockholder, partner, employee or agent of any party makes any representation or warranty as to the fitness or competence of the nominee of any party hereunder to serve on the Board by virtue of such party’s execution of this Agreement or by the act of such party in voting for such nominee pursuant to this Agreement.

(c) The voting of the Shares may be effected in person, by proxy, by written consent or in any other manner permitted by applicable law.

Section 3.	Reserved.

Section 4.	Transferees Subject to Voting Agreement; No Voting Trusts.

The Stockholder hereby agrees that any permitted transferee of the Shares must become a party to this Agreement and any purported transfer of the Shares to a person or entity that does not become a party hereto shall be null and void ab initio. The Stockholder hereby agrees not to deposit any of the Shares in a voting trust, grant any proxies with respect to the Shares or subject any of the Shares to any arrangement with respect to the voting of the Shares other than pursuant to this Agreement or any other agreements entered into with Selling Source.

Section 5.	Specific Performance.

The Stockholder acknowledges that it would be impossible to determine the amount of damages that would result from any breach of any obligation under this Agreement and that the remedy at law for any breach, or threatened breach, would likely be inadequate and, accordingly, agree that Selling Source shall, in addition to any other rights or remedies which it may have at law or in equity, be entitled to seek such equitable and injunctive relief as may be available from any court of competent jurisdiction to restrain the Stockholder from violating any obligation under this Agreement. In connection with any action or proceeding for such equitable or injunctive relief, the Stockholder hereby waives any claim or defense that a remedy at law alone is adequate and agree, to the maximum extent permitted by law, to have the obligations of the Stockholder under this Agreement specifically enforced against him, without the necessity of posting bond or other security, and consent to the entry of equitable or injunctive relief against the Stockholder enjoining or restraining any breach or threatened breach of this Agreement.

Section 6.	Further Assurances.

(a) The Stockholder agrees to use his best efforts to ensure that the rights given to the parties hereunder are effective and that the parties enjoy the benefits thereof. The Stockholder will not, by any voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be performed hereunder by the Stockholder, but will at all times in good faith assist in the carrying out of all of the provisions of this Agreement and in the taking of all such actions as may be necessary or appropriate in order to protect the rights of the parties hereunder against impairment.

(b) Each of the parties hereto shall cooperate with the other parties and execute and deliver to the other parties, such instruments and documents and take such other actions as may be reasonably requested from time to time in order to carry out, give effect to and confirm their rights and intended purpose of this Agreement.

Section 7.	Term and Termination.

The term of this Agreement shall commence on the date first set forth above and will continue until Selling Source beneficially owns (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) less than thirty percent (30%) of the shares of the Company’s common stock that were issued to Selling Source in the

Mergers as a result of sales by Selling Source of such shares. This Agreement will also terminate automatically if (i)London Bay Capital, LLC or its affiliates cease to control Selling Source Robert S.K Regular is no longer employed as Chief Executive Officer of the Company.

Section 8.	Miscellaneous.

(a) Notices. Whenever notice is required or permitted by this Agreement to be given, such notice shall be in writing and given in accordance with this Section 8(a). Each proper notice shall be effective upon any of the following: (i) personal delivery to the recipient, (ii) when telecopied or emailed to the recipient if the telecopy is promptly confirmed by automated or telephone confirmation thereof or if the email is promptly confirmed by email or telephone confirmation thereof or (iii) one business day after being sent to the recipient by reputable overnight courier service (charges prepaid). Notice shall be sent to such person at the applicable address set forth below:

If to Selling Source:

Selling Source, LLC

c/o London Bay Capital, LLC

15 Funston Avenue

San Francisco, CA 94129

Telephone: (415) 292-1700

Telecopy: (415) 962-0762

Attention: Sam Humphreys

With a copy to (which shall not constitute notice):

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Attention: Scott D. Miller

Telephone: 212-558-3109

Telecopy: 212-291-9101

If to the Stockholder:

Robert S.K. Regular

C/o Kitara Media, LLC

525 Washington Avenue

26th Floor

Jersey City, NJ 07310

Telephone: 201-539-2201

Email: bob@kitaramedia.com

With a copy to (which shall not constitute notice)

Darrin Ocasio, Esq.

C/o Sichenzia Ross Friedman Ference LLP

61 Broadway

New York, New York 10006

Any party may change the address or the persons to whom notices or copies hereunder shall be directed by providing written notice of such change to the other parties hereto in accordance with this Section 8(a).

(b) Amendment; Waiver. This Agreement may be amended only by an instrument in writing signed by the parties to this Agreement. This Agreement and any provision hereof may be waived as to any party against whom the waiver is to be effective only by a writing signed by such party. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

(c) Entire Agreement. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes and replaces all other prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof.

(d) Governing Law; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (including Section 5-1401 of the New York General Obligations Law) without regard to principles of conflicts of law thereof. Each party agrees that it shall bring any action, suit, demand or proceeding (including counterclaims) in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby, exclusively in the United States District Court for the Southern District of New York or any New York State court, in each case, sitting in the borough of Manhattan (the “Chosen Courts”), and solely in connection with claims arising under this Agreement or the transactions contemplated hereby (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action, suit, demand or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action, suit, demand or proceeding shall be effective if notice is given in accordance with Section 8(a). Each party irrevocably waives any and all right to trial by jury in any action, suit, demand or proceeding (including counterclaims) arising out of or related to this Agreement or the transactions contemplated hereby.

(e) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

(f) Successors and Assigns. Except as otherwise expressly provided herein, this Agreement shall be binding upon and benefit Selling Source, the Stockholder and their respective successors and permitted assigns.

(g) Headings. The heading references herein are for convenience purposes only, and shall not be deemed to limit or affect any of the provisions hereof.

(h) Severability. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is invalid or unenforceable, (i) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (ii) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

(i) Non-Recourse. Anything that may be expressed or implied in this Agreement notwithstanding, each of the parties hereto covenants, acknowledges and agrees that no person other than the parties to this Agreement shall have any liability or obligation hereunder and that, (i) the fact that any affiliate of any of the parties to this Agreement may be a limited liability company notwithstanding, no recourse hereunder or under any documents or instruments delivered in connection herewith shall be had against any former, current or future direct or indirect director, officer, employee, agent, partner, manager, member, securityholder, affiliate, stockholder, controlling person, assignee or representative of the parties hereto under this Agreement or under the Merger Agreement (any such person or entity, other than the parties to this Agreement, or their assignees under this Agreement or the Merger Agreement, a “Related Party”) or any Related Party of any of such parties’ Related Parties (including, without limitation, in respect of any liabilities or obligations arising under, or in connection with, any claim, including, without limitation, any claim of breach of a party’s obligations under the Merger Agreement and the transactions contemplated thereby or under this Agreement and the transactions contemplated hereby) whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law and (ii) no personal liability whatsoever will attach to, be imposed on or otherwise incurred by any Related Party of any of the parties to this Agreement or any Related Party of any of such parties’ Related Parties under this Agreement or for any claim based on, in respect of, or by reason of the transactions contemplated hereby or contemplated by the Merger Agreement, or by the creation of such transactions. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person, other than the parties to this Agreement, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(j) Interpretation. When a reference is made in this Agreement to a Section or Subsection, such reference shall be to a Section or Subsection of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or

“including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, this Voting Rights Agreement has been duly executed by each of the parties hereto as of the date first written above.

SELLING SOURCE, LLC

By:	/s/ Sam Humphreys
	Name:	Sam Humphreys
	Title:	Chairman

/s/ Robert Regular
Robert Regular

[Signature page to Voting Rights Agreement]